Exhibit 3.1

ARTICLES OF AMENDMENT

DESIGNATING

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ELECTRO ENERGY, INC.

PURSUANT TO SECTION 607.0602 OF THE
FLORIDA BUSINESS CORPORATION LAW

December 5, 2007

        ELECTRO ENERGY, INC., a corporation organized and existing under the Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

        The following Articles of Amendment were adopted by unanimous consent of the Board of Directors of this Corporation in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

        That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the said Board of Directors on November 20, 2007 adopted the following resolution creating a series of 5,401 shares of Preferred Stock of the Corporation designated as “Series B Convertible Preferred Stock”:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, having a par value of $.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

        1.    Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 5,401 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        2.    Ranking. The Series B Convertible Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Corporation, rank (a) subject to clause (b), senior to (i) the common stock, par value $.001 per share, of the Corporation (the “Common Stock”), and (ii) all other preferred stock of the Corporation (other than the Corporation’s Series A Convertible Preferred Stock), (b) on a parity with the Corporation’s Series A Convertible Preferred Stock and (c) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series B Convertible Preferred Stock.

        3.    Liquidation.

               (a)     Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Articles of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series B Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series B Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series B Convertible Preferred Stock held by such holders, equal to the $275.00 per share (subject to adjustment in the event of stock splits, combinations or similar events), plus accrued and unpaid dividends with respect thereto (the “Liquidation Preference”). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Convertible Preferred Stock and any securities of the Corporation having equal priority with the Series B Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series B Convertible Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Convertible Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series B Convertible Preferred Stock and of such Parity Securities, if any. Except as otherwise specifically provided, the consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

               (b)     Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation’s Articles of Incorporation.

        4.    Dividends. Each holders of a share Series B Convertible Preferred Stock (a “Holder”) shall be entitled to an annual cash dividend equal to two percent (2%) of the outstanding principal amount of the Series B Convertible Preferred Stock held by such holder (subject to adjustment in the event that such Series B Convertible Preferred Stock is held for less than one year). Except as expressly set forth in the immediately preceding sentence, no holder of a share of Series B Convertible Preferred Stock shall be entitled to receive dividends or other distributions from the Corporation, and no dividends or distributions shall be payable in respect thereof. Such dividends shall be payable in cash quarterly on January 1, April 1, July 1 and October 1, beginning on April 1, 2008 (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day). Dividends on the Series B Convertible Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, shall accrue daily commencing on the Original Issue Date (as defined below), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Any dividends that are not paid within three Business Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 8% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment). No dividends or other distributions shall be declared or paid with respect to the Common Stock of the Corporation or stock of any other class or series of Junior Securities unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of the Preferred Stock.

“Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the States of Connecticut, New York or California are authorized or required by law or executive order to close. “Original Issue Date” means the date of the first issuance of any shares of the Series B Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series B Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Convertible Preferred Stock.

        5.    Conversion Rights.

               (a)    Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, each holder of record of shares of Series B Convertible Preferred Stock shall have the right at such holder’s option, at any time and from time to time after December 6, 2008, to convert any of such shares of Series B Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock. Each share of Series B Convertible Preferred Stock shall initially be convertible into Common Stock at the Conversion Rate (as defined below). The initial Conversion Rate shall be 500 shares of Common Stock for each share of Series B Convertible Preferred Stock, subject to adjustment upon the terms hereinafter set forth.

               (b)    Mechanics of Conversion.

(i) To convert any shares of Series B Convertible Preferred Stock, the holder thereof shall deliver a notice of conversion to the Corporation at the Corporation’s principal business office or by facsimile to the Corporation no later than 4:00 p.m., Eastern time, on any Business Day, which notice shall include: (A) a statement of the number of shares of Series B Convertible Preferred Stock to be converted, (B) the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (C) the certificate numbers of the shares of Series B Convertible Preferred Stock to be converted and (D) an undertaking to deliver by overnight delivery service (for next Business Day delivery) the certificates representing such Series B Convertible Preferred Stock. Any such notice shall be deemed given and effective upon delivery to the Corporation (if delivered in tangible format) or the transmission of such facsimile (with printed confirmation of transmission, if delivered electronically) (such date is referred to herein as the “Conversion Date”). In the event that the Corporation receives such a notice after 4:00 p.m., Eastern time, any such notice shall be deemed to have been given on the next Business Day. The Corporation shall, as soon as practicable after its receipt of the foregoing, issue and deliver to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Each holder of Series B Convertible Preferred Stock electing to convert such holder’s shares shall promptly thereafter surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock.

(ii) All Common Stock which may be issued upon conversion of the Series B Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series B Convertible Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Convertible Preferred Stock at the then effective Conversion Rate. No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

(iii) After the Original Issue Date, the “Conversion Rate” for each share of Series B Convertible Preferred Stock shall equal the fraction whose numerator is the Liquidation Preference of such share of Series B Convertible Preferred Stock and the denominator is the Conversion Price (as defined below). The “Conversion Price” shall be the greater of (A) 70% of the Market Price (as defined below) per share of Common Stock, and (B) $0.25 (the “Floor Conversion Price”) (subject to the adjustment provisions of Section 6 below). The “Market Price” shall be the daily volume weighted average price per share of Common Stock on the principal trading market for the Common Stock as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time, using the VWAP function on the date in question, for the ten (10) Business Day period immediately prior to the relevant Conversion Date).

               (c)    Conversion Rate Adjustments. The Conversion Rate shall be subject to the adjustment provisions of Section 6 below.

               (d)    Conversion Costs. The issuance of a certificate or certificates for shares of Common Stock upon conversion of any shares of Series B Convertible Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issuance or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

        6.    Anti-Dilution Provisions. During the period in which any shares of Series B Convertible Preferred Stock remain outstanding, the Conversion Rate in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series B Convertible Preferred Stock upon the happening of certain events as follows:

               (a)      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Floor Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective. Similarly, if Bloomberg Financial L.P. does not quote the volume weighted average price per share of Common Stock on a basis adjusted to reflect any such subdivision or combination for the period prior to the effective time thereof, then for purposes of Section 5 the volume weighted average price per share of Common Stock for each Business Day prior to the effective time of such subdivision or combination shall be adjusted on a pro forma basis to reflect a proportional adjustment in the price per share and trading volume.

               (b)       Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Conversion Price then in effect by a fraction:

(i)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Floor Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Conversion Price shall be adjusted pursuant to this Section 6(b)(ii)(B) as of the time of actual payment of such dividends or distributions.

               (c)      Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holder of the Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 6(c).

               (d)      Consolidation, Merger or Sale. If at any time or from time to time after the Original Issue Date any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(d), whereby each holder of shares of Series B Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series B Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(d) shall similarly apply to successive mergers, sales, transfers or leases.

               (e)      Notice of Adjustment. Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Rate issuable upon exercise of each share of Series B Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

        7.    Redemption. The Corporation may not mandatorily redeem the outstanding shares of Series B Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series B Convertible Preferred Stock.

        8.    Voting. Except as otherwise required by law, the holders of shares of Series B Convertible Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the shareholders holding any other class of stock of the Corporation.

        9.    Covenants of the Corporation. The Corporation covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 9:

               (a)    Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

               (b)    Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

               (c)    Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

               (d)    Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

               (e)    Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions materially in accordance with GAAP; and

               (f)    Notice of Certain Events. The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series B Convertible Preferred Stock in the event the Corporation shall:

(i) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief; or

(v) enter into any agreement to merge or consolidate with any other person or sell, transfer or lease all or substantially all of its assets to any other person;

(vi) declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock.

        10.    Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series B Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

        11.    Miscellaneous.

               (a)     There is no sinking fund with respect to the Series B Convertible Preferred Stock.

               (b)     The shares of the Series B Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in these Articles of Amendment Designating Series B Convertible Preferred Stock and in the Articles of Incorporation of the Corporation.

               (c)     The holders of the Series B Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

               (d)     Holders of two-thirds (?) of the outstanding shares of Series B Convertible Preferred Stock may, voting as a single class, elect to waive any provision of these Articles of Amendment Designating Series B Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series B Convertible Preferred Stock.

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               IN WITNESS WHEREOF, Electro Energy, Inc. has caused these Articles of Amendment Designating Series B Convertible Preferred Stock to be signed by its Chief Financial Officer, on the date first set forth above, and such person hereby affirms under penalty of perjury that these Articles of Amendment Designating Series B Convertible Preferred Stock are the act and deed of Electro Energy, Inc., and that the facts stated herein are true and correct.

ELECTRO ENERGY, INC.

By:	/s/ Timothy E. Coyne Timothy E. Coyne Chief Financial Officer